                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          HOLLINGER INTERNATIONAL INC.

         FIRST. The name of the corporation is Hollinger International Inc. (the "Corporation"). The name under which the Corporation was originally incorporated is Hollinger U.S. Holdings, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 28, 1990.

         SECOND. The Corporation previously amended and restated its Certificate of Incorporation on May 10, 1994 (as then amended and restated, the "Original Restated Certificate of Incorporation").

         THIRD. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board") in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the Original Restated Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         FOURTH. The Original Restated Certificate of Incorporation, as heretofore amended and supplemented, is hereby restated to read in full as follows:

                                    ARTICLE I

         The name of the Corporation is Hollinger International Inc.

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general Corporation Law of the State of Delaware.

                                   ARTICLE IV

         A. Authorized Capitalization. The total number of all shares of capital stock which the Corporation shall have the authority to issue is 320,000,000 shares consisting of: (1) 250,000,000 shares of Class A Common Stock, with a par value of $.01 per share; (2) 50,000,000 shares of Class B Common Stock, with a par value of $.01 per share; and (3) 20,000,000 shares of Preferred Stock, with a par value of $.01 per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) if the increase or decrease is approved by the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote in any general election of directors, voting together as a single class but without the separate vote of the holders of any other class of stock. Attached to this Restated Certificate of Incorporation as Exhibits 1 and 2, respectively, are the Certificate of Designations of the Corporation's Series Z Preferred, as filed on February 27, 2004, and the Certificate of Correction of Certificate of Designation of the Corporation's Series Z Preferred Stock, as filed on May 28, 2004.

         B. Preferred Stock. The Corporation's Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby.

         C. Common Stock.

                  (1) Voting. Except as otherwise required by the General Corporation Law of the State of Delaware or this paragraph C(1), the holders of shares of Class A Common Stock shall vote together with the holders of shares of Class B Common Stock as a single class, provided that on all matters that may be submitted to a vote of the stockholders (a) the holders of Class A Common Stock shall have one vote for each share of Class A Common Stock and (b) the holders of Class B Common Stock shall have ten votes for each share of Class B Common Stock.

                  (2) Dividends. Subject to the limitations imposed by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation may declare a dividend on (a) the Class A Common Stock provided that a concurrent and equivalent dividend is declared on the Class B Common Stock and
(b) the Class B Common Stock provided that a concurrent and equivalent dividend is declared on the Class A Common Stock. Dividends payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock and dividends payable in Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend payable in Class A Common Stock is made on the Class A Common Stock, the Corporation must also make a simultaneous and proportionate dividend on the Class B Common Stock in shares of the Class B Common Stock. If a dividend payable in Class B Common Stock is made on Class B Common Stock, the Corporation must also make a simultaneous and proportionate dividend on the Class A Common Stock in shares of Class A Common Stock.

                  (3) Liquidation. Except as otherwise required by any series of Preferred Stock designated by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of any series of Preferred Stock, the remaining assets of the Corporation shall be distributed ratably among the holders of the Class A Common Stock and the holders of the Class B Common Stock in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by each holder.

         D. Common Stock Combinations and Subdivisions. The Class A Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class B Common Stock. If the Class B Common Stock is combined or subdivided, a proportionate combination or subdivision of the Class A Common Stock shall be made at the same time.

         E. Conversion of Class B Common Stock.

                  (1) Optional Conversion.

                  (a) Each holder of record of Class B Common Stock may, in such holder's sole discretion and at such holder's option, convert any whole number or all of such holder's shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the ratio (subject to adjustment as hereinafter provided) of one share of Class A Common Stock for each share of Class B Common Stock surrendered by the holder for conversion. Any such conversion may be effected by a holder of Class B Common Stock upon the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed or assigned in blank, at the principal executive office of the Corporation or the office of any transfer agent for the Class B Common Stock, accompanied by a written notice to the Corporation that the holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names (with addresses) in which the certificate or certificates for such shares of Class A Common Stock are to be issued. Promptly thereafter, the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which the holder is entitled under the terms of this paragraph E(1). Such conversion shall be deemed to have been made at the close of business on the date of surrender and the person or persons entitled to receive the shares of Class A Common Stock issuable on any conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on that date.

                  (b) The number of shares of Class A Common Stock into which the shares of Class B Common stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale or conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity or person. Each share of Class B Common Stock shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of shares of Class A Common Stock into which each share of Class B Common Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance.

                  (2) Transferability and Convertibility of Class B Common
Stock.

                  (a) If a share of Class B Common Stock held (i) by Hollinger Inc. or any Subsidiary (as defined below) or Affiliate (as defined below) of Hollinger Inc. is to be sold, transferred or disposed of to a third party which is not a Subsidiary or Affiliate of Hollinger Inc. other than in a Permitted Transaction (as defined below), or (ii) by any Permitted Transferee (as defined below) of Hollinger Inc. or any Subsidiary or Affiliate of such Permitted Transferee is to be sold, transferred or disposed of to a third party which is not a Subsidiary or Affiliate of such Permitted Transferee other than in a Permitted Transaction, each such share of Class B Common Stock shall be converted automatically into one fully paid and nonassessable share of Class A Common Stock immediately prior to the date and time of transfer to such third party.

                  (b) Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph E(2). In such event the pledged shares shall not be converted automatically into Class A Common Stock; provided, however, that any such pledged shares of Class B Common Stock that became subject to any foreclosure, realization or other similar action by the pledgee may only be transferred to a Permitted Transferee of the pledgor or shall otherwise be converted automatically into shares of Class A Common Stock.

                  (c) Upon the conversion of each such share of Class B Common Stock into Class A Common Stock immediately prior to the date and time of transfer to a third party in circumstances described in subparagraph (a) above (a "Conversion Date"), the holder of the certificate or certificates evidencing the Class B Common Stock so converted shall deliver to office of the transfer agent for the Class B Common Stock, the certificate or certificates for the converted shares, duly endorsed or assigned in blank, accompanied by written notice stating the name or names (with addresses) in which the certificate or certificates for shares of Class A Common Stock are to be issued and the Corporation shall issue and deliver to such holder the certificate or certificates for the number of shares of Class A Common Stock to which the holder is entitled under the terms of this paragraph E(2). The person in whose name the certificate or certificates for Class A Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the number of shares of Class A Common Stock into which a share of Class B Common Stock shall be converted shall be calculated on the Conversion Date.

                  (d) For purposes of this paragraph E(2), the following terms shall have the meanings set forth below:

                           (i) "Affiliate" of Hollinger Inc. or a Permitted
Transferee shall mean any person directly or indirectly controlling or controlled by or under direct or indirect control of or with, Hollinger Inc., or such Permitted Transferee, as the case may be; provided, however, that for the purposes of this paragraph E(2), (A) Hollinger Inc. shall not be deemed to be an affiliate of the Company, and (B) the surviving, continuing or resulting corporation or entity in any merger, amalgamation, consolidation or other business combination involving Hollinger Inc. or any Permitted Transferee shall be deemed to be an "Affiliate" of Hollinger Inc. or the Permitted Transferee, as the case may be. "Control," "controlling" and "controlled" shall mean the power, direct or indirect, of Hollinger Inc. or a Permitted Transferee, or any person directly or indirectly controlling or controlled by or under direct or indirect control of or with Hollinger Inc. or such Permitted Transferee, as the case may be, to direct the business and affairs of another generally whether by share ownership, agreement or otherwise.

                           (ii) "Offer" shall mean a bona fide tender offer made
by a third party (which is not a Subsidiary or Affiliate of Hollinger Inc.) for all of the outstanding shares of Class A Common Stock which bona fide tender offer is subject to or otherwise shall comply with the requirements of Sections 14 (d) and 14(e) of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

                           (iii) "Permitted Transaction" shall mean a
transaction with respect to the Class B Common Stock between Hollinger Inc. or a subsequent Permitted Transferee, or a Subsidiary or Affiliate of Hollinger Inc. or a subsequent Permitted Transferee, and a third party (other than a Subsidiary or Affiliate of Hollinger Inc. or a subsequent Permitted Transferee) in which or as part of which such third party purchaser or transferee makes an offer to purchase all of the outstanding shares of Class A Common Stock from the holders thereof for an amount in cash or other consideration (but only if such consideration is also the applicable consideration being offered to the record holder of the Class B Common Stock) equal to the amount per share to be received by the record holder of Class B Common Stock in a manner which complies with applicable securities and other laws, and such Offer is consummated simultaneously with the consummation of the Permitted Transaction between Hollinger Inc. or a subsequent Permitted Transferee, or a Subsidiary or Affiliate of Hollinger Inc. or a subsequent Permitted Transferee, and such third party.

                           (iv) "Permitted Transferee" shall mean any third
party purchaser or transferee of the Class B Common Stock who purchases or obtains the Class B Common Stock in a Permitted Transaction.

                           (v) "Subsidiary" shall mean any corporation,
partnership, person or other entity of which more than 50% of the voting power of the capital stock of such corporation, partnership, person or entity is held directly or indirectly by Hollinger Inc. or a Permitted Transferee.

                  (3) Reservation of Shares. The Corporation shall, at all times, reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock. If, at any time, the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect such conversion, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class A Common Stock to such number as shall be sufficient for such purposes.

                  (4) Reclassification and Recapitalization. Upon the effective date of the Original Restated Certificate of Incorporation, each issued share of the capital stock of the Corporation theretofore designated as "Common Stock," par value $1.00 per share, shall, without any action on the part of the holder thereof, be reclassified and changed so that the designation thereof shall be changed from "Common Stock" to "Class B Common Stock," par value $.01 per share, and the Corporation shall be recapitalized so that the outstanding shares of such class of stock, together with $44.5 million in intercompany indebtedness owed by the Corporation to Hollinger Inc. and the interest of Hollinger Inc. in The Palestine Post Limited, shall be converted into and represent 14,990,000 shares of Class B Common Stock as redesignated, with each share of Class B Common Stock having a par value of $.01 per share.

                                    ARTICLE V

         The period of existence of the Corporation shall be perpetual.

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                                  ARTICLE VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

                  (a) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the Delaware General Corporation Law. The Corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article or in any such contract.

                  (c) Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.\

         IN WITNESS WHEREOF, Hollinger International Inc. has caused this Restated Certificate of Incorporation to be signed and attested this 30th day of December, 2004.

                                           HOLLINGER INTERNATIONAL INC.

                                           By:/s/ Gordon A. Paris
                                              -------------------------
                                              Name: Gordon A. Paris
                                              Title:Interim President &
                                                    Chief Executive Officer
Attest:

/s/ James R. Van Horn
-----------------------
Name: James R. Van Horn
Title:Vice President, General Counsel &
      Secretary

                                                                       EXHIBIT 1

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES Z PREFERRED STOCK

                                       OF

                          HOLLINGER INTERNATIONAL INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

         Hollinger International Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Corporate Review Committee of the Board of Directors, a duly authorized committee of the Board vested with full power and authority of the Board (with certain limited exceptions) under Section 141(c)(2) of the General Corporation Law (the "Committee") as required by Section 151 of the General Corporation Law at a meeting duly called and held on January 23, 2004 and continued on January 25, 2004:

         RESOLVED, that pursuant to the authority granted to and vested in the Committee in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, resolutions passed by the Board of Directors of the Corporation and Delaware law, the Committee hereby creates a series of Preferred Stock, par value $0.01 per share, of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series Z Preferred Stock" (the "Series Z Preferred Stock") and the number of shares constituting the Series Z Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Committee; provided, that no decrease shall reduce the number of shares of Series Z Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights and warrants and upon the conversion of any outstanding securities issued by the Corporation convertible into Series Z Preferred Stock.

         SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series Z Preferred Stock with respect to dividends, the holders of shares of Series Z Preferred

         SECTION 3. VOTING RIGHTS. The holders of shares of Series Z Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series Z Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series Z Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series Z Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series Z Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         SECTION 4. CERTAIN RESTRICTIONS.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series Z Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series Z Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends, or make any other
distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock;

                           (ii) declare or pay dividends, or make any other
distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, except dividends paid ratably on the Series Z Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series Z Preferred Stock; or

                           (iv) redeem or purchase or otherwise acquire for
consideration any shares of Series Z Preferred Stock, or any shares of stock ranking on a parity with the Series Z Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Committee) to all holders of such shares upon such terms as the Committee, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series Z classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         SECTION 5. REACQUIRED SHARES. Any shares of Series Z Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation of the Corporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation (which shall not include any transaction covered by Section 7), no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock unless, prior thereto, the holders of shares of Series Z Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series Z Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment set forth in Section 8, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, except distributions made ratably on the Series Z Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

         SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination, exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series Z Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment set forth in Section 8, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

         SECTION 8. EFFECT OF COMMON STOCK SPLITS, ETC. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series Z Preferred Stock were entitled immediately prior to such event under Sections 2, 6 or 7 shall be adjusted by multiplying each such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         SECTION 9. NO REDEMPTION. The shares of Series Z Preferred Stock shall not be redeemable.

         SECTION 10. RANK. The Series Z Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

         SECTION 11. AMENDMENT. The Amended and Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series Z Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series Z Preferred Stock, voting together as a single class.

         IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and Chief Executive Officer and attested by its Assistant Secretary this 27th day of February 2004.

                                     HOLLINGER INTERNATIONAL INC.

                                     By: /s/ Gordon A. Paris
                                        ----------------------------------------
                                        Name: Gordon A. Paris
                                        Title: President and Chief Executive
                                               Officer

Attest:

/s/ Linda Loye
--------------------------
Name: Linda Loye
Title: Assistant Secretary

                                                                       EXHIBIT 2

                          CERTIFICATE OF CORRECTION OF

                           Certificate of Designations

                                       of

                          The Series Z Preferred Stock

                                       of

                          Hollinger International Inc.

         Hollinger International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

         DOES HEREBY CERTIFY THAT:

         1. The name of the corporation (hereinafter called the "Corporation") is Hollinger International Inc.

         2. The Certificate of Designations of the Series Z Preferred Stock of the Corporation, which was filed by the Secretary of State of Delaware on February 27, 2004, is hereby corrected, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy to be corrected in said instrument is as follows:

         "SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series Z Preferred Stock with respect to dividends, the holders of shares of Series Z Preferred"

         4. The portion of the instrument in corrected form is as follows:

         "SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series Z Preferred Stock with respect to dividends, the holders of shares of Series Z Preferred Stock, in preference to the holders of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of the Corporation and the Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") and together with the Class A Common Stock, the "Common Stock"), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Committee out

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of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series Z Preferred Stock, in an amount per share (rounded to the nearest cent), subject to the provisions for adjustment set forth in Section 8 equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series Z Preferred Stock.

                  (B) If a dividend is declared on the Common Stock, the Corporation shall declare a dividend or distribution on the Series Z Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series Z Preferred Stock shall nevertheless be declared and shall be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series Z Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series Z Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series Z Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Committee may fix a record date for the determination of holders of shares of Series Z Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof."

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Gordon A. Paris, its President and Chief Executive Officer and attested by Linda Loye, its Assistant Secretary, this 28th day of May, 2004.

                                          HOLLINGER INTERNATIONAL INC.

                                          By: /s/ Gordon A. Paris
                                              ----------------------------------
                                              Name: Gordon A. Paris
                                              Tile: President and Chief
                                                    Executive Officer

Attest:

/s/ Linda Loye
------------------------------
Name: Linda Loye
Title: Assistant Secretary